Results of Shareholder Votes

The Annual Meeting of Shareholders of the Fund was held on September 18, 2007. At this meeting, shareholders voted on the election of Trustees.

With regard to the election of the following Class I Trustees by common shareholders of the Fund:

           				# of Shares
				In Favor 		Withheld
Gerald L. Seizert 	29,717,386 		531,029
Derek Medina 		29,707,285 		541,130
Randall C. Barnes		29,716,986		531,429

The other Trustees of the Fund whose terms did not expire in 2007 are Daniel Black, Nicholas Dalmaso, Tracy V. Maitland, Ronald A.
Nyberg and Michael A. Smart.